EXHIBIT 10.44

                                    AMENDMENT
                                       TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            AMENDMENT to AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of the 30th day of March, 2000 by and between Advanced Technical Products, Inc., a Delaware corporation (the "Company"), and James S. Carter (the "Executive").

            WHEREAS, the Executive is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated as of November 1, 1997 (the "Employment Agreement"); and

            WHEREAS, the Company and the Executive mutually desire to amend the terms of the Employment Agreement at this time in order to provide for an efficient and mutually beneficial transition period so that the Executive may retire from his current role at the Company.

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. AMENDMENT. Pursuant to Section 7.4 of the Employment Agreement, the Employment Agreement is hereby amended and superceded as follows:

            (a) EMPLOYMENT DUTIES. Notwithstanding anything to the contrary contained in Section 1 of the Employment Agreement, the Executive shall, and hereby does, resign as the President and Chief Executive Officer of the Company, effective as of the date hereof. The Executive shall continue to serve as a director of the Company and as its Chairman of the Board from the date hereof until June 30, 2000 (the "Remaining Term"). During the period from the date hereof through June 30, 2000, the Executive shall continue to receive his current salary, based on $350,000 per year, payable on a biweekly basis in accordance with past practice. It is expressly acknowledged that the Executive shall not be entitled to any incentive bonus, or portion thereof, for the Company's 1999 fiscal year or 2000 fiscal year. During the Remaining Term the Executive shall perform all duties as reasonably required in connection with his position as Chairman and shall devote a reasonable amount of time, and use his best efforts, to assist the Company, its officers and directors, as requested by the Company, in connection with the Company's business and operations toward the objective of transferring the Executive's prior and then current duties and responsibilities within the Company, its subsidiaries and divisions to other representatives of the Company and toward the overall efficient and effective transition of the Company's management team. These duties shall include, without limitation, assistance as required by the Company in connection with the maintenance of customer, vendor and personnel relationships and assistance regarding the pending investigations of the Company's Alcore, Inc. subsidiary.

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            (b) SEVERANCE. The Executive's employment by the Company shall cease on June 30, 2000 (the "Termination Date"). The Executive shall, and hereby does, resign as a director and the Company's Chairman effective on and as of the Termination Date and all stock options theretofore issued by the Company to the Executive shall vest in full on such date. Notwithstanding anything to the contrary contained in Sections 4.3 and 4.4 of the Employment Agreement,, the Company shall pay to the Executive, in addition to the payment of salary for the period from the date hereof through June 30, 2000 as provided in Section 1(a) above, a severance amount equal to his salary, based on $350,000 per year and payable biweekly in accordance with past practice, for the period commencing on July 1, 2000 and ending on December 31, 2001. It is expressly acknowledged that the Executive shall not be entitled to any incentive bonus, or portion thereof, for the Company's 1999 fiscal year or 2000 fiscal year.


      2. PUBLIC ANNOUNCEMENTS. The Company and the Executive will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Amendment or the termination of the Executive's employment by the Company and shall not issue any such press release or make any such public statement prior to such consultation.

      3. NONDISPARAGEMENT. Each of the Company and the Executive agree that neither of them shall disparage, defame, or publicly criticize the other or its professional staff or their abilities, nor shall either party undertake actions designed or intended otherwise to impair the other party's reputation or credentials.

      4. ENTIRE AGREEMENT; NO OTHER MODIFICATIONS; SUCCESSORS. The Employment Agreement, as amended hereby, contains the entire agreement between the parties with respect to the subject matter thereof and hereof and supersedes all prior agreements, written or oral, with respect thereto. Except as amended hereby, the terms and conditions of the Employment Agreement shall continue in full force and effect and are hereby in all respects ratified and confirmed. The obligations of the Company contained herein shall be binding on its successors and assigns, including without limitation, the surviving entity upon consummation of the merger contemplated pursuant to that certain January 2000 Agreement and Plan of Merger dated January 27, 2000 with ATP Holdings Inc. and ATP Acquisition Corp. pursuant to which a merger of ATP Acquisition Corp. with and into the Company.

      5. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles therein.

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            IN WITNESS WHEREOF, this Amendment to the Amended and Restated
Employment Agreement has been executed as of the date and year first above written.



THE COMPANY:
                              ADVANCED TECHNICAL PRODUCTS, INC.


                              By:  _________________________________
                                   Name:
                                   Title:




THE EXECUTIVE:


                              _____________________________________
                              JAMES S. CARTER